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                                                                      Exhibit 99


Global Crossing Announces $3.65 Billion Cash Sale Of Local Exchange Carrier Business To Citizens Communications

 .    Agreement streamlines Global Crossing's North American operations, and refines global focus on building and delivering services on the world's premier broadband network.

 .    Proceeds will be used to reduce indebtedness and to invest in network and product capabilities.

 .    Citizens Communications is one of the fastest growing local exchange companies in the United States. Upon completion of the purchase of the Global Crossing unit, Citizens will have more than three million access lines in more than 22 states.

Hamilton, Bermuda - July 12, 2000 - - Global Crossing Ltd. (Nasdaq: GBLX) today announced an agreement to sell its incumbent local exchange carrier ("ILEC") business, acquired as part of its acquisition of Frontier Corporation last fall, to Citizens Communications (NYSE: CZN) for $3.65 billion in cash. Global Crossing and Citizens also entered into a strategic agreement under which Global Crossing will provide long distance services to the ILEC business.

The Global Crossing ILEC, which, at year-end, comprised 1,070,000 access lines, is the 10th largest ILEC group in the United States. Approximately half of these operations are in the Rochester, New York area, with the remainder in 13 states, including notably Minnesota, Iowa, Wisconsin, and Pennsylvania. Adjusted for the long distance operations, 1999 revenues were approximately $ 805.2 million and 1999 EBITDA was approximately $ 386.8 million.

Citizens Communications is one of the fastest growing local exchange companies in the United States and, upon completion of the purchase of the Global Crossing unit, will have more than three million access lines in more than 22 states. The agreement is subject to both federal and state regulatory approvals which are expected to take approximately nine months to obtain.

"Global Crossing has committed itself to maximizing shareholder value," said Leo Hindery, Jr., Chief Executive Officer of Global Crossing. "This agreement delivers on that commitment to shareholders, streamlines our North American operations, and refines our global focus on building and delivering services on the world's premier broadband network. Citizens Communications is the right buyer for these assets. It serves the best interests of our customers and our communities to combine the strong results of our Frontier employees with the team at Citizens, while realizing for our shareholders the full value of our ILEC business."

Added Hindery: "The sale of our incumbent local exchange business allows us to re-deploy some of our capital into our higher growth global network and services business. We intend to use these proceeds to pay down indebtedness and invest in our network and product capabilities."

The purchase price is subject to standard adjustments concerning closing date liabilities and working capital balances. Chase Securities Inc. and Merrill Lynch & Co. assisted Global Crossing in the sale.


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About Global Crossing

Global Crossing Ltd. (Nasdaq: GBLX) is building and offering services over the world's most extensive global IP-based fiber optic network, which will have more than 101,000 route miles, serving five continents, 27 countries and more than 200 major cities. Global Crossing's subsidiary, GlobalCenter Inc., is a leading Internet service company, and its customers own many of the largest and most densely trafficked sites on the Web. Global Crossing's operations are headquartered in Hamilton, Bermuda, with principal offices in Los Angeles, California; London, England; Amsterdam, The Netherlands; Morristown, New Jersey; Rochester, New York; Sunnyvale, California; and Miami, Florida. Visit Global Crossing at www.globalcrossing.com on the Web.

About Citizens Communications
Citizens Communications (NYSE: CSN), formerly known as Citizens Utilities, is a fast-growing community-based telecommunications provider. Currently serving nearly one million customers across the nation, Citizens Communications provides many areas with a single, simple source for telecommunications, including Internet, high-speed data, long-distance, wireless, teleconferencing, cable television, advanced calling feature and basic telephone services. Citizens Communications has recently acquired more than 925,000 local telephone access lines in 8 states as a result of agreements with GTE and U S WEST.

                                     # # #


Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT GLOBAL CROSSING

Investor contacts:                 Press contacts:

Ken Simril                         Tom Goff
+1 310 385 5254                    + 1 310 385 5231
investors@globalcrossing.com       tgoff@globalcrossing.com

                                   Kim Polan
                                   + 1 212 687 8080
                                   kpolan@sardverb.com